UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LANTRONIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL MATERIAL FOR PROXY STATEMENT DATED OCTOBER 3, 2012

Explanatory Note:

This document should be read together with the definitive proxy statement of Lantronix, Inc. (the “Company”) filed with the Securities and Exchange Commission on October 3, 2012 in connection with the Company’s Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Standard Time on Monday, November 12, 2012, at the Company’s corporate headquarters at 167 Technology Drive, Irvine, CA 92618. The purpose of this filing is to correct a typographical error in the biographical information of Kurt Busch appearing on page 12 of the proxy statement. In the proxy statement, Mr. Busch’s M.B.A. graduation date was inadvertently stated as 1988, but the correct graduation date was 1998. Mr Busch’s corrected biographical information is set forth below:

Kurt Busch Biographical Information—Page 12 of the Proxy Statement:

Mr. Busch has served as our President and Chief Executive Officer since August 2011. Mr. Busch served from October 2006 to August 2011 in senior leadership positions at Mindspeed Technologies, a leading supplier of semiconductor solutions for network infrastructure applications (“Mindspeed”). From November 2007 to August 2011, he served as Senior Vice President and General Manager for Mindspeed’s high performance analog division and from October 2006 to November 2007 he served as Vice President of Marketing and Applications. Since 1990, Mr. Busch has worked in the networking communications industry. His experience also includes business development roles at Analog Devices as well as roles in engineering, sales, marketing and general management at Digital Equipment Corporation, Intel and two start-ups. He earned a Bachelor of Science Degree in electrical and computer engineering and a Bachelor of Science Degree in biological science from the University of California at Irvine. Mr. Busch received his M.B.A. from Santa Clara University in 1998.